PRESS RELEASE


FOR IMMEDIATE RELEASE                              CONTACT:   Investor Relations
November 10, 2003                                                   804-217-5897

                               DYNEX CAPITAL, INC.
                       REPORTS THIRD QUARTER 2003 RESULTS


         Dynex Capital, Inc. (NYSE: DX) reported today financial results for the third quarter 2003. Highlights for the third quarter and other information contained in this release include:

        o Cash flow from the investment portfolio of $14.0 million for the quarter

        o Completed the partial redemption of $10.0 million of 9.50% Senior Notes due February 2005

        o Incurred a net loss of $10.7 million for the quarter due to impairment charges on investments

        o Called and sold $20 million of mortgage-backed security loan collateral at a gain of $0.84 million

        o Book value per common share of $8.73 at September 30, 2003 versus $8.97 at June 30, 2003 and $8.57 at December 31, 2002

         For the quarter ended September 30, 2003, the Company reported a net loss of $10.7 million versus a net loss of $2.9 million for the third quarter 2002. After consideration of the preferred stock charge, the Company reported a net loss to common shareholders of $11.9 million or $1.09 per common share for the third quarter 2003. The Company also reported comprehensive loss for the quarter of $1.5 million, or $0.14 per share. For the nine months ended September 30, 2003, the Company reported a net loss to common shareholders of $14.0 million, or $1.29 per common share versus a net loss of $9.2 million, or $0.84 per common share for the same period in 2002.

         The Company has scheduled a conference call for Tuesday, November 11, 2003, at 11:00 a.m. Eastern Time to discuss third quarter results. Investors may participate in listen mode only by calling (800) 205-6183.

Third Quarter 2003 Results

         The Company reported that cash flow from its investment portfolio was $14.0 million for the quarter, versus $15.5 million in the second quarter 2003. Cash flow declined in the third quarter as a result of prepayments in the investment portfolio and a temporary reduction in interest payments on certain commercial mortgage-backed securities. The Company also reported net interest margin before provision for loan losses on its investment portfolio of $7.8 million during the quarter compared to $10.8 million in the third quarter 2002. After provision for loan losses, net interest margin was $2.0 million, versus $5.4 million for the third quarter of 2002. For the quarter, the yield on the Company's average interest-earning investments was 7.09% and the weighted-average cost of funds was 5.73%.

         The results for the third quarter of 2003 include impairment charges of $11.4 million, substantially all of which relates to the Company's investment in delinquent property tax receivables. The Company recorded the impairment charge as a result of revisions in the estimated collectible amounts of its investment in delinquent tax receivables. Of the $11.4 million in recorded impairment charge, which was considered a change in estimate for generally accepted accounting principles, $9.2 million had previously been recorded in accumulated other comprehensive loss included in shareholders' equity. The Company also reported that it called approximately $20 million of previously issued mortgage-backed securities and sold the underlying single-family loan collateral for a net gain of approximately $0.84 million. The Company has one remaining security of approximately $32 million where it has retained the call rights and which will reach its callable balance in the fourth quarter of 2003.

Balance Sheet

         Total assets at September 30, 2003 were $1.95 billion, versus $2.24 billion at December 31, 2002. The decline in assets was primarily the result of prepayments in the Company's investment portfolio. Prepayment speeds for the entire investment portfolio as measured by the "constant prepayment rate", or CPR, was 22% during the third quarter. CPR on the Company's single-family mortgage loan and securities portfolio was 34% during the quarter. Of the $1.9 billion of collateral for collateralized bonds in the investment portfolio at September 30, 2003, approximately $442 million consists of single-family mortgage loans and securities, $698 million consists of manufactured housing loans and securities, and $762 million consists of commercial mortgage loans.

         The Company partially redeemed $10.0 million of its February 2005 Senior Notes in addition to the quarterly payment made August 31, 2003 of $4.0 million on the Senior Notes. After the partial redemption and the quarterly payment, the remaining balance of the February 2005 Senior Notes was $14.1 million.

         Shareholders' equity was $161.4 million at September 30, 2003 versus $223.4 million at December 31, 2002. The decrease in shareholders' equity was primarily due to the retirement of the shares of Preferred Stock related to the tender offer completed in February 2003, coupled with the net loss for the nine month period. Common book value per share, net of liquidation preference on Series A, Series B, and Series C Preferred Stock, increased to $8.73 per share from $8.57 per share at December 31, 2002. Common book value per share at June 30, 2003 was $8.97 per share. The increase in common book value per share was primarily due to the completed tender offer. Preferred dividends in arrears at September 30, 2003 were $17.3 million.

Discussion

         Stephen J. Benedetti, Chief Financial Officer of the Company, stated, "The Company continues to manage its existing investments to maximize cash flow. Investment portfolio cash flow during the quarter was $14 million, and we would expect a similar amount for the fourth quarter absent any unexpected changes in short-term interest rates. Low short-term rates and a steeper yield curve is generally beneficial to our investment portfolio cash flows, and market expectations are that short-term rates will continue to remain low for an extended period. In addition, we have put ourselves in position to continue to redeem early a portion of our 9.5% February 2005 Senior Notes in connection with the upcoming quarterly payment due on November 30th."

         Mr. Benedetti continued, "Over the last several quarters, where appropriate under generally accepted accounting principles, we have taken steps to adjust the carrying value of the Company's assets to reflect the expected collectable amount of those assets. This quarter the Company recorded an impairment charge for its investment in delinquent property tax receivables as a change in estimate, due to the changing attributes of the property tax receivables and the underlying real estate securing the receivables. This charge reduced the investment in these assets by $2.2 million, and resulted in the recognition of $9.2 million in previously unrecognized accumulated other comprehensive loss, a component of shareholders' equity. These investments have a carrying value at the end of the quarter of approximately $48 million and will remain on non-interest accrual status. All cash collected will be applied against our investment. During the third quarter, we collected $3.0 million on these assets. In addition, the Company's unreserved net credit exposure on all manufactured housing loans is approximately $14.5 million at September 30, 2003, and unless manufactured housing lending market conditions improve in the very near-term, we anticipate that this remaining amount will be fully reserved over the next three quarters."

         Mr. Benedetti concluded, "Over the last several years we have made significant strides in improving our financial position, strengthening our balance sheet and addressing our capital structure issues. As we have indicated in the past, the Board remains actively engaged in evaluating alternatives for the use of the Company's cash flows, and, if possible, in extracting value from the Company's approximate $130 million tax net operating loss carryfoward. The focus of the Board will continue to be on those alternatives that provide the most value for our shareholders. "

         Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com. Note: This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. The words "believe", "expect", "forecast", "anticipate", "estimate", "project", "plan", and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. As discussed in the Company's filings with the SEC, these factors may include, but are not limited to, changes in general economic and market conditions, disruptions in the capital markets, fluctuations in interest rates, the accuracy of subjective estimates used in determining the fair value of certain financial assets of the Company, the impact of recently issued financial accounting standards, increases in costs and other general competitive factors.
                                      # # #

                               DYNEX CAPITAL, INC.
                      Consolidated Statements of Operations
                          (Thousands except share data)
                                   (unaudited)



                                                                    Three Months Ended                    Nine Months Ended
                                                                     September 30,                          September 30,
                                                                     -------------                          -------------
                                                                2003            2002                   2003              2002
                                                         ----------------- ----------------        --------------   ----------------

Interest income                                          $        34,858   $       42,321       $       109,049     $      130,230
Interest and related expense                                     (27,017)         (31,481)              (83,383)           (97,636)
                                                         ----------------- ----------------     -----------------   ----------------
Net interest margin before provision for loan losses               7,841           10,840                25,666             32,594

Provision for loan losses                                         (5,831)          (5,408)              (29,715)           (16,292)
                                                         ----------------- ----------------     -----------------   ----------------

Net interest margin                                                2,010            5,432                (4,049)            16,302

Impairment charges                                               (11,480)          (2,468)              (13,685)            (9,552)
Gain (loss) on sale of investments, net                              769             (257)                1,779                (84)
Other                                                                130           (3,343)                  170             (1,904)
General and administrative expenses                               (2,124)          (2,226)               (6,296)            (6,744)
                                                         ----------------- ----------------     -----------------   ----------------

Net loss                                                         (10,695)          (2,862)              (22,081)            (1,982)
Preferred stock (charge) benefit                                  (1,191)          (2,397)                8,039             (7,189)
                                                         ----------------- ----------------     -----------------   ----------------

Net loss to common shareholders                          $       (11,886)  $       (5,259)      $       (14,042)    $       (9,171)
                                                         ================= ================     =================   ================

Change in net unrealized loss during the period on:
    Investments classified as available-for-sale                   8,192            1,849                13,617             (1,208)
    Hedge instruments                                              1,009           (3,952)                 (110)            (3,578)
                                                         ----------------- ----------------     -----------------   ----------------
Comprehensive loss                                       $        (1,494)  $       (4,965)      $        (8,574)    $       (6,768)
                                                         ================= ================     =================   ================

Net loss per common share
      Basic and diluted                                  $         (1.09)  $        (0.48)      $         (1.29)    $        (0.84)
                                                         ================= ================     =================   ================

    Weighted average number of                                10,873,903        10,873,903           10,873,903         10,873,866
       common shares outstanding

                               DYNEX CAPITAL, INC.
                           Consolidated Balance Sheets
                          (Thousands except share data)
                                   (unaudited)



                                                                            September 30,                 December 31,
                                                                                2003                          2002
                                                                       -------------------------     -----------------------
ASSETS

Cash and cash equivalents                                             $                9,346        $               15,242
Other assets                                                                           3,170                         4,747
                                                                      -------------------------     -----------------------
                                                                                      12,516                        19,989
Investments:
    Collateral for collateralized bonds                                            1,880,363                     2,148,497
    Other investments                                                                 48,195                        54,322
    Other loans                                                                        9,647                         9,288
    Securities                                                                         2,076                         6,208
                                                                      -------------------------     -----------------------
                                                                                   1,940,281                     2,218,315
                                                                      -------------------------     -----------------------
                                                                      $            1,952,797        $            2,238,304
                                                                      =========================     =======================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Collateralized bonds                                                  $            1,776,110        $            2,013,271
Senior Notes                                                                          14,059                             -
Other liabilities                                                                      1,200                         1,612
                                                                      -------------------------     -----------------------
                                                                                   1,791,369                     2,014,883
                                                                      -------------------------     -----------------------

SHAREHOLDERS' EQUITY:
Preferred stock                                                                       47,013                        94,586
Common stock                                                                             109                           109
Additional paid-in capital                                                           360,684                       364,743
Accumulated other comprehensive loss                                                  (3,965)                      (17,472)
Accumulated deficit                                                                 (242,413)                     (218,545)
                                                                      -------------------------     -----------------------
                                                                                     161,428                       223,421
                                                                      -------------------------     -----------------------
                                                                      $            1,952,797        $            2,238,304
                                                                      =========================     =======================

Preferred dividends in arrears                                        $               17,273        $               31,157
                                                                      =========================     =======================

Book value per common share (inclusive of dividends in arrears)       $                 8.73        $                8.57
                                                                      =========================     =======================